Exhibit 99.1

Surmodics Reports First Quarter Fiscal 2018 Results, Updates Fiscal 2018 Guidance

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--February 8, 2018--Surmodics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, today announced results for its fiscal 2018 first quarter, ended December 31, 2017, and updated financial outlook for fiscal 2018.

“We are making steady progress adding sites and enrolling patients in our pivotal clinical trial for the SurVeil® drug-coated balloon (DCB), and we are pleased with the recent FDA 510(K) clearance of our .014 microcatheter,” said Gary Maharaj, President and CEO of Surmodics. “We are well positioned to continue executing our strategy to deliver solid revenue and operational results while progressing forward on our growth initiatives.”

First Quarter Fiscal 2018 Financial Results
Total revenue for the first quarter of fiscal 2018 was $17.0 million, as compared with $17.8 million in the prior-year period. Medical Device revenue was $12.8 million in the first quarter of fiscal 2018, as compared with $13.8 million the year-ago period, a decrease of 7.2%. In Vitro Diagnostics revenue was $4.2 million for the first quarter of fiscal 2018 as compared with $4.0 million in the same prior-year quarter, an increase of 5.9%.

Diluted GAAP loss per share in the first quarter of fiscal 2018 was $(0.12) as compared with earnings per share of $0.17 in the year-ago period. On a non-GAAP basis, first quarter earnings per share were $0.10 in 2018 versus $0.19 last year. As a result of the Tax Cuts and Jobs Act of 2017, fiscal 2018 first quarter net loss included a one-time tax expense of $1.2 million, or $0.09 per share, from the Company’s net deferred tax asset revaluation based on the newly enacted U.S. federal tax rate of 21%, as compared with the previous rate of 35%. Additionally, the decrease in earnings in the current quarter period reflects previously announced increased investments in research, development and other operating expenses to support the Company’s whole-product solutions strategy, including the SurVeil DCB and other proprietary products, anticipated lower hydrophilic royalty revenue as well as increased contingent consideration expense.

As of December 31, 2017, cash and investments were $46.7 million. Surmodics generated cash from operating activities of $0.6 million in the first quarter of fiscal 2018. Capital expenditures totaled $1.3 million for the first quarter of fiscal 2018.

Fiscal 2018 Outlook
Surmodics continues to expect fiscal year 2018 revenue to range from $72.0 million to $75.0 million. The Company expects diluted loss in the range of ($0.45) to ($0.70) per share as compared with the prior guidance of ($0.50) to ($0.75) per share. Non-GAAP diluted (loss) earnings per share guidance range is now ($0.20) to $0.05 as compared with the prior guidance of ($0.16) to ($0.41) per share.

Conference Call
Surmodics will host a webcast at 7:30 a.m. CT (8:30 a.m. ET) today to discuss first quarter results. To access the webcast, go to the investor relations portion of the Company’s website at www.surmodics.com and click on the webcast icon. A replay of the first quarter conference call will be available by dialing 888-203-1112 and entering conference call ID passcode 8043861. The audio replay will be available beginning at 10:30 a.m. CT on Thursday, February 8, 2018, until 10:30 a.m. CT on Thursday, February 15, 2018.

About Surmodics, Inc.
Surmodics is the global leader in surface modification technologies for intravascular medical devices and a leading provider of chemical components for in vitro diagnostic (IVD) immunoassay tests and microarrays. Surmodics is pursuing highly differentiated whole-product solutions that are designed to address unmet clinical needs for its medical device customers and engineered to the most demanding requirements. This key growth strategy leverages the combination of the Company’s expertise in proprietary surface technologies, along with enhanced device design, development and manufacturing capabilities. The Company mission remains to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations regarding the Company’s performance in the near- and long-term, including our revenue and earnings expectations for fiscal 2018, and our SurVeil DCB and other proprietary products, including the timing, impact and success of the TRANSCEND clinical trial, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our ability to successfully develop, obtain regulatory approval for, and commercialize our SurVeil DCB, and other proprietary products; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies; (3) our ability to successfully identify, acquire, and integrate target companies, and achieve expected benefits from acquisitions that are consummated; (4) possible adverse market conditions and possible adverse impacts on our cash flows, and (5) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Use of Non-GAAP Financial Information
In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Surmodics is reporting non-GAAP financial results including non-GAAP operating income, non-GAAP income before income taxes, non-GAAP net income, EBITDA and non-GAAP diluted net (loss) income per share, and the non-GAAP effective tax rate. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financial statements, provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payout under our executive compensation programs. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact on our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,
	2017	2016
	(Unaudited)
Revenue:
Product sales	$8,088	$7,701
Royalties and license fees	7,076	8,001
Research, development and other	1,849	2,059
Total revenue	17,013	17,761
Operating costs and expenses:
Product costs	2,891	2,628
Research and development	7,831	5,970
Selling, general and administrative	5,188	4,862
Acquired intangible asset amortization	618	596
Contingent consideration expense	1,118	437
Total operating costs and expenses	17,646	14,493
Operating (loss) income	(633)	3,268
Other income, net	112	759
(Loss) income from operations before income taxes	(521)	4,027
Income tax provision	(1,035)	(1,727)
Net (loss) income	$(1,556)	$2,300

Basic (loss) income per share:	$(0.12)	$0.17

Diluted (loss) income per share:	$(0.12)	$0.17

Weighted average number of shares outstanding:
Basic	13,064	13,200
Diluted	13,064	13,446

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,	September 30,
	2017	2017
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$21,596	$16,534
Restricted cash	350	—
Available-for-sale securities	24,756	31,802
Accounts receivable, net	6,695	7,211
Inventories	3,871	3,516
Prepaids and other	2,728	1,820
Total Current Assets	59,996	60,883
Property and equipment, net	23,624	22,942
Deferred tax assets	2,313	4,027
Intangible assets, net	20,076	20,562
Goodwill	27,505	27,282
Other assets	1,039	897
Total Assets	$134,553	$136,593
Liabilities and Stockholders’ Equity
Current Liabilities:
Contingent consideration, current portion	13,752	1,750
Other current liabilities	5,782	8,053
Total Current Liabilities	19,534	9,803
Contingent consideration, less current portion	2,410	13,114
Other long-term liabilities	2,062	2,119
Total Liabilities	24,006	25,036
Total Stockholders’ Equity	110,547	111,557
Total Liabilities and Stockholders’ Equity	$134,553	$136,593

Surmodics, Inc. and Subsidiaries
Supplemental Segment Information
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2017		2016
					%
Revenue:		% of Total		% of Total	Change
Medical Device	$12,774	75.1%	$13,757	77.5%	(7.1%)
In Vitro Diagnostics	4,239	24.9%	4,004	22.5%	5.9%
Total revenue	$17,013		$17,761		(4.2%)

	Three Months Ended
	December 31,
	2017	2016
Operating (loss) income:
Medical Device	$(389)	$3,719
In Vitro Diagnostics	1,670	1,456
Total segment operating income	1,281	5,175
Corporate	(1,914)	(1,907)
Total (loss) income from operations	$(633)	$3,268

Surmodics, Inc. and Subsidiaries
Reconciliation of GAAP Measures to Non-GAAP Amounts
Schedule of Adjusted EBITDA and Cash Flows from Operations
(in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2017	2016
Net (loss) income	$(1,556)	$2,300
Income tax provision	1,035	1,727
Depreciation and amortization	1,520	1,282
EBITDA	999	5,309

Adjustments:
Contingent consideration expense (1)	1,118	437
Foreign exchange loss (gain) (2)	186	(674)
Strategic investment gain (4)	(177)	―
Adjusted EBITDA	$2,126	$5,072

Net Cash Provided by Operating Activities	$614	$1,951

Estimated Non-GAAP Net (Loss) Income per Common Share Reconciliation
For the Fiscal Year Ended September 30, 2018
(Unaudited)

	Full Fiscal Year Estimate

	Low	High
GAAP results	$(0.70)	$(0.45)
Contingent consideration expense (1)	0.23	0.23
Foreign exchange loss (2)	0.01	0.01
Acquired intangible assets amortization (3)	0.18	0.18
Gain on strategic investment (4)	(0.01)	(0.01)
Tax reform impact (5)	0.09	0.09
Non-GAAP results	$(0.20)	$0.05

Surmodics, Inc., and Subsidiaries
Net (Loss) Income and Diluted EPS GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31, 2017
				(Loss)
				Income		Diluted
		Operating	Operating	Before		(Loss)
	Total	(Loss)	(Loss) Income	Income	Net (Loss)	Income Per	Effective
	Revenue	Income	Percentage	Taxes	Income (6)	Share (7)	Tax Rate
GAAP	$17,013	$(633)	(3.7%)	$(521)	$(1,556)	$(0.12)	(198.7%)
Adjustments:
Contingent consideration expense (1)	―	1,118	6.6	1,118	1,118	0.08	372.1
Foreign exchange loss (2)	―	—	—	180	180	0.01	(40.2)
Acquired intangible assets amortization (3)	―	618	3.6	618	567	0.04	(55.4)
Strategic investment gain (4)	―	—	—	(177)	(177)	(0.01)	11.3
Tax reform impact (5)	―	—	—	—	1,246	0.09	(102.3)
Non-GAAP	$17,013	$1,103	6.5%	$1,218	$1,378	$0.1	(13.1%)

	For the Three Months Ended December 31, 2016
				Income
			Operating	Before	Net	Diluted
	Total	Operating	Income	Income	Income	Income	Effective
	Revenue	Income	Percentage	Taxes	(6)	Per Share	Tax Rate
GAAP	$17,761	$3,268	18.4%	$4,027	$2,300	$0.17	42.9%
Adjustments:
Contingent consideration accretion expense (1)	―	437	2.5	437	437	0.03	(4.2)
Foreign exchange gain (2)	―	—	—	(674)	(674)	(0.05)	6.9
Acquired intangible asset amortization (3)	―	596	3.4	596	517	0.04	(4.4)
Non-GAAP	$17,761	$4,301	24.2%	$4,386	$2,580	$0.19	41.2%

(1)	Represents accounting adjustments to state acquisition-related contingent consideration liabilities at their estimated fair value, including accretion for the passage of time as well as adjustments to the liabilities’ fair values related to changes in the timing and/or probability of achieving milestones. The tables include contingent consideration liability adjustments in each respective historical period and do not include in future-period fair value changes, other than estimated accretion expense as determined at the end of the current quarter.
(2)

Foreign exchange gain and loss are related to marking non-U.S. dollar contingent consideration to period-end exchange rates. The tables include foreign currency exchange loss or gain recorded in each respective historical period and do not include forecasted currency fluctuations in future periods.

(3)	Amortization of acquisition-related intangible assets and associated tax impact.
(4)	Represents the gain recognized on the sale of strategic investments.
(5)	Income tax expense from the re-measurement of net deferred tax assets recognized after the enactment of the Tax Cuts and Jobs Act in December 2017.
(6)

Net (loss) income includes the effect of the above adjustments on the income tax provision, taking into account deferred taxes and non-deductible items. Effective rates of 24.5% (fiscal 2018) and between 34-35% (fiscal 2017) were used to estimate the income tax impact of the adjustments, except that expenses occurring in Ireland have not been tax-affected as all tax benefits are offset by a full valuation allowance.

(7)

Options to purchase common stock as well as unvested restricted stock and performance stock units are considered to be potentially dilutive common shares, but have been excluded from the calculation of GAAP net loss per share as their effect is anti-dilutive for the three months ended December 31, 2017 as a result of the net loss incurred for that period on a GAAP basis. However, as the Non-GAAP adjustments result in Non-GAAP net income, the dilutive effect of these options and other outstanding stock awards have been included in the calculation of Non-GAAP net income per share. Accordingly, the (Loss) Income Per Share column may not total.

CONTACT:
Surmodics, Inc.
Andy LaFrence, 952-500-7000
ir@surmodics.com